                                                                  EXHIBIT (b)(1)

                               [IBJ LETTERHEAD]

September 11, 1997

The Hain Food Group, Inc.
50 Charles Lindbergh Boulevard
Uniondale, New York 11553

Attention:  Mr. Irwin D. Simon
            President

Ladies and Gentlemen:

The Hain Food Group, Inc, (the "Borrower") has advised IBJ Schroder Bank & Trust Company ("IBJS") that it intends to (a) acquire 100% of the outstanding capital stock of Westbrae Natural, Inc. ("Westbrae"), (b) retire all existing stock options of Westbrae for up to $2,200,000, (c) refinance all of the Borrower's existing indebtedness to IBJS, and (d) refinance existing indebtedness of Westbrae in an amount of up to $2,600,000 (collectively, the "Transaction"). You have requested IBJS to provide the $40,000,000 senior credit facilities (collectively, the "Credit Facilities") required to finance the Transaction, to pay fees and expenses directly related to the Transaction which are acceptable to IBJS, to finance the continuing working capital requirements of the Borrower and its subsidiaries from and after the Transaction and to finance in part future acquisitions to be made by the Borrower and its subsidiaries (subject to certain terms and restrictions).

IBJS is pleased to confirm its willingness to provide the Credit Facilities. Although IBJS is committing to provide all of the Credit Facilities on the terms set forth in the Memorandum of Terms and Conditions and the separate confidential Fee Letter referred to below, IBJS may act as agent for a syndicate of financial institutions (together with IBJS, the "Lenders") to provide all or a portion of the Credit Facilities.

Attached to this letter is a Memorandum of Terms and Conditions (the "Memorandum of Terms and Conditions") and separately enclosed is a confidential fee letter (the "Fee Letter") setting forth the principal terms and conditions on and subject to which IBJS is willing to make the Credit Facilities available.

It is agreed that IBJS will act as the sole agent for, and sole arranger and syndication manager of, the Credit Facilities and that no additional agents or co-agents or arrangers will be appointed without the prior written consent of IBJS.

You agree to assist IBJS in forming any such syndicate and to provide IBJS and the other Lenders, promptly upon request, with all information deemed necessary by them to complete successfully the syndication, including, but not limited to,
(a) an information package for delivery to potential syndicate members and participants and (b) all information and projections prepared by you or your advisers relating to the transactions described herein. You agree to coordinate any other financings by the Borrower or any of its affiliates with the Lenders' syndication effort and to refrain from any such financings during such syndication process unless otherwise agreed to by IBJS. You further agree to make appropriate officers and representatives of the Borrower and its subsidiaries available to participate in information meetings for potential syndicate members and participants at such times and places as IBJS

The Hain Food Group, Inc.             -2-

may reasonably request.

You represent, warrant and covenant that:

     (1) all information which has been or is hereafter made available to IBJS by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

     (2) all financial projections that have been or are hereafter prepared by you and are available to IBJS or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions.

You agree to supplement the information and projections referred to in clauses
(1) and (2) above from time to time until completion of the syndication of the Credit Facilities so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, IBJS will use and rely on such information and projections without independent verification thereof.

In connection with the syndication of the Credit Facilities, IBJS may, in its discretion, allocate to other Lenders portions of any fees and other compensation payable to IBJS in connection with the Credit Facilities. You agree that no Lender will give any compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this letter.

We have reviewed certain historical and pro forma financial statements of the Borrower and Westbrae delivered by the Borrower. We and our counsel have not had the opportunity to complete our review of the assets and liabilities (including contingent liabilities) of the Borrower, Westbrae and respective subsidiaries, their business and operations and the proposed organization and capital structure of the Borrower and its subsidiaries after the Transaction. Our willingness to provide the financing described in this letter is subject to our satisfactory completion of such review and our continuing satisfaction herewith. If our continuing review of materials about the Borrower, Westbrae and their respective subsidiaries discloses information, or we otherwise discover information not previously disclosed to us, which we believe has or could have a material adverse effect on business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, token as a whole, Westbrae and its subsidiaries, taken as a whole, or the Transaction, we, in our sole discretion, may suggest alternative financing amounts or structures or decline to participate in the proposed financing.

IBJS's commitment hereunder is subject to the negotiation, execution and delivery prior to October 31, 1997 of definitive documentation with respect to the Credit Facilities satisfactory in form and substance to IBJS and its counsel, and shall be prepared by such counsel. Such documentation shall contain the terms and conditions set forth in the Memorandum of Terms and Conditions and such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements

The Hain Food Group                   -3-


and other terms and conditions as shall be satisfactory in all respects to IBJS. The terms and conditions of IBJS's commitment hereunder and of the Credit Facilities are not limited to the terms and conditions set forth herein and in the Memorandum of Terms and Conditions, and matters which are not covered by the provisions of this letter and the Memorandum of Temps and Conditions are subject to the approval of IBJS and its counsel.

The costs and expenses (including, without limitation, the fees and expenses of counsel to IBJS and IBJS's syndication and other out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless each Lender (including IBJS) and each director, officer, employee, affiliate and agent thereof (each, an "indemnified person")
                                                          ----------- ------
against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such
                                                         ------
indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from the Transaction, this letter or financing contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); that the foregoing will not apply to any Losses to the extent they result are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. In addition, should any indemnified person be involved (whether as party, witness or otherwise) in any litigation or other proceeding in connection with the transactions contemplated hereby, you agree to compensate such indemnified party in an amount equal to its customary per diem charges for each day that such indemnified party is involved in preparation, discovery proceedings or testimony pertaining to any such litigation or other proceedings. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter. Neither IBJS nor any other indemnified person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of IBJS's letter or the financing contemplated hereby.

By executing this letter, you acknowledge that this letter, the Fee Letter and, with respect to the Deposit referred to in the proposal letter from IBJS to you dated September 4, 1997 (the "Proposal Letter"), the Proposal Letter, are the only agreements between you and IBJS with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. Neither this letter, the Fee Letter nor the Proposal Letter may be changed except pursuant to a writing signed by each of the parties hereto. To the extent of any conflict between this letter and the Proposal Letter (including any attachments thereto), this letter shall control. This letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This letter is delivered to you on the understanding that neither this letter, the Proposal Letter, the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except to your employees, agents and advisers who are directly involved in the consideration of this matter or as disclosure may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law.

The Hain Food Group, Inc.             -4-


If you are in agreement with the foregoing, please sign and return to IBJS the enclosed copies of this letter and the Fee Letter no later than 5 pm, New York time, on September 12, 1997. This offer shall terminate at such time unless prior thereto we shall have received signed copies of this letter, the Fee Letter and payment of the amount due under the Fee Letter.

This letter, the Memorandum of Terms and Conditions and the Fee Letter supersede in their entirety the letter and Memorandum of Terms and Conditions of IBJS, dated September 8, 1997.

We look forward to working with you on this transaction.

                                        Very truly yours,

                                        IBJ SCHRODER BANK & TRUST COMPANY



                                        By: /s/ Michael Graham
                                           ------------------------------------
                                        Title:  Director

Accepted and agreed to as of
the date first above written:

THE HAIN FOOD GROUP, INC.


By: /s/ Irwin D. Simon
   ------------------------------
Title:  President and Chief
         Executive Officer
        -------------------------

                       MEMORANDUM OF TERMS & CONDITIONS
                       --------------------------------
                              SEPTEMBER 11, 1997

BORROWER:       The Hain Food Group, Inc.
---------

GUARANTORS:     Hain Pure Food Co., Inc.
-----------
                Kineret Foods Corporation
                Any other current or future subsidiaries of the Borrower

TOTAL
FACILITY:       $ 40,000,000
---------

TYPE &
AMOUNT OF
FINANCING:      FACILITY A: $30,000,000 Secured Term Loan
----------
                FACILITY B: $10,000,000 Secured Revolving Credit

AGENT:          IBJ SCHRODER BANK & TRUST COMPANY ("IBJS")
------

LENDERS:        IBJS and other institutions selected by IBJS prior to or after
--------
                the Closing Date

CLOSING
DATE:           No later than October 31, 1997
-----

TERM/
MATURITY:       The final maturity of Facility A will be six years from the
---------
                Closing Date.
                The final maturity of Facility B will be six years from the Closing Date.

PURPOSE:        FACILITY A: To (a) acquire 100% of the outstanding capital
--------        -----------
                stock of Westbrae Natural, Inc. ("Westbrae"), (b) retire all existing stock options of Westbrae for up to $2,200,000, (c) refinance all existing indebtedness to IBJS, (d) refinance existing indebtedness of Westbrae of no more than $2,600,000 and
                (e) pay up to $1,200,000 of fees and expenses related to the transaction contemplated herein. To the extent that the facility is utilized to finance the tender offer for all of the capital stock of Westbrae, IBJS will be entitled to structure the facility in a manner appropriate for a margin stock lending.

                FACILITY B: To (a) provide for ongoing working capital needs
                -----------
                and (b) fund a portion of the purchase price of companies to be acquired subject to certain terms and conditions limited to $4,000,000 in aggregate revolving indebtedness throughout the term of the facility. (See Acquisition Restrictions below.) Note that amounts utilized for acquisitions shall be repaid with payments calculated on a five year straight line basis payable over the remaining life of the Facility. The first payment on any such borrowing shall be due on the last day of the calendar quarter in which the draw is made and the balance of outstandings remaining at the maturity of the Facilities shall be due in full. Under no circumstances shall any amounts outstanding under Facility B be due and payable any later than the maturity date of the Facilities.

AVAILABILITY:   FACILITY A: A single draw will be permitted at closing.  No
-------------   -----------
                subsequent draws of additional funds will be permitted.

                Facility B: Amounts may be drawn, reborrowed and redrawn from
                ----------
                closing through the maturity date. At no time will outstandings under this facility exceed the lesser of (i) the commitment amount and (ii) availability under the borrowing base. Borrowing base terms including eligibility criteria and advance rates will be finalized after the completion of procedures satisfactory to IBJS regarding Westbrae's assets, liabilities and systems which will be conducted by CPAs acceptable to IBJS.

Amortization:   Facility A: The Borrower shall make quarterly principal payments
-------------   -----------
                commencing on December 31, 1997 as follows:


                Year    Quarterly Payment       Annual Total
                ----    -----------------       ------------
                   1             $750,000         $3,000,000
                   2             $950,000         $3,800,000
                   3           $1,250,000         $5,000,000
                   4           $1,437,500         $5,750,000
                   5           $1,437,500         $5,750,000
                   6           $1,675,000         $6,700,000
                                                  ----------

               Total                             $30,000,000

                Facility B: The facility will be repaid in full as of the final
                -----------
                maturity date. Draws used to finance acquisitions shall be repaid in equal quarterly installments calculated as if each draw were a five year loan. The first installment shall be due on the last day of the calendar quarter in which such draw is made. However, any balance remaining as of the maturity date shall be repaid in full. Under no circumstances will any amounts outstanding under this facility be due and payable after the maturity date of the Facilities.

MANDATORY
PREPAYMENTS:    EXCESS CASH FLOW SWEEP: On an annual basis, after IBJS's receipt
------------
                of the Borrower's year end audited numbers, the Borrower will use 75% of excess cash flow, as defined in the loan documents, to make a mandatory prepayment of term debt. If the Borrower issues shares of common stock to the public which generate net proceeds of at least $15,000,000 then the percentage of excess cash flow required to be used to make mandatory repayments shall be reduced to 50% thereafter. The first excess cash flow sweep payment will be due immediately following receipt of the June
                30, 1998 financial statements.

                ASSET SALES: The Borrower shall promptly repay the Facilities with the 100% of the proceeds of any sales of assets other than sales of inventory in the ordinary course of business if such sale generates proceeds of $100,000 or more.

                EQUITY PROCEEDS: The Borrower shall promptly repay the Facilities in an amount equal to 50% of the net proceeds of any sale of capital stock or exercise of warrants which generates net proceeds in excess of $100,000.

                INSURANCE PROCEEDS: The Borrower shall within 120 days following receipt thereof repay the Facilities in an amount equal to the net proceeds of any claims received for losses less any amounts expended to replace assets or restore operations if such amount equals or exceeds $100,000.

                APPLICATION OF PAYMENTS: All Mandatory Prepayments will be applied first to Facility A and will be applied in the inverse order of maturity. Upon repayment in full of Facility A, payments will be applied to Facility B. Repayments of Facility B under this provision shall first be used to repay amounts drawn for acquisitions and then to any other outstandings. Repayments will not permanently reduce the commitment and may be reborrowed subject to compliance with the terms and conditions of the credit agreement. Refer to the Fees detailed below.

VOLUNTARY
PREPAYMENTS:    Voluntary prepayments of Facilities A and B may be made from
------------
                time to time subject to the Fees detailed below. All Voluntary
                Prepayments will be applied first to Facility B and then to Facility A and in each will be applied in the inverse order of maturity. Prepayments of Facility B under this provision shall first be used to repay amounts drawn for acquisitions and then to any other outstandings. Prepayments will not permanently reduce the commitment and may be reborrowed subject to compliance with the terms and conditions of the credit agreement.

COLLATERAL
FOR LOANS:      Loans will be secured by a first priority perfected security
----------
                interest in all of the Borrower's and Guarantors' present and future accounts receivable, general intangibles, contract rights
                (including the purchase agreement to be executed in connection with this transaction), all rights to the payment of money, instruments, documents, chattel paper, inventory, machinery, equipment, furniture, fixtures, licenses, trademarks, trade names, patents, copyrights and other assets. In addition, all of the shares of stock of the Guarantors shall be pledged to IBJS.
                All proceeds and products of the Collateral shall be subject to no claims, liens or encumbrances except in IBJS's favor or with IBJS's prior written consent.

Interest
Rate:           FACILITY A: Outstandings shall bear interest at a rate equal to
----            -----------
                the Borrower's option of (i) the sum of the Alternate Base Rate plus 0.75% or (ii) the sum of the Eurodollar Rate plus 2.75%.

                FACILITY B: Outstandings shall bear interest at a rate equal to
                -----------
                the Borrower's option of (i) the sum of the Alternate Base Rate plus 0.75% or (ii) the sum of the Eurodollar Rate plus 2.75%.

                Note that the above rates will be subject to a pricing grid under which quarterly measurements of Senior Debt to trailing twelve month EBITDA (adjusted on a pro forma basis in a manner to be agreed for the Westbrae and other acquisitions) can influence the interest rate for the succeeding quarter on each facility as follows:

                Ratio of Senior Debt to LTM EBITDA      Pricing Adjustment
                ----------------------------------      ------------------
                >4.50                                   +0.25%
                -
                up to 4.50 and >3.50                    No adjustment
                               -
                up to 3.50 and >3.00                    -0.25%
                               -
                up to 3.00 and >2.50                    -0.50%
                               -
                below 2.50                              -0.75%

                All interest on the Alternate Base Rate loans is due and payable monthly in arrears, calculated on a 360 day basis. The Alternative Base Rate shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate of IBJS or (ii) the Federal Funds Rate in effect on such day plus one-half of one percent (.5%). The Base Rate of IBJS shall mean the rate of interest publicly announced from time to time by IBJS as its Base Rate and is not necessarily the lowest rate charged to borrowers by IBJS.

                Interest on Eurodollar borrowings shall be payable at the end of the applicable interest period. Interest periods of one, three or six months will be available to the Borrowers provided that interest for borrowings under six month interest periods shall be payable three months after the inception of such period with the balance payable at the end of the interest period. Interest on all Eurodollar borrowings will be calculated on a 360 day basis.

                YIELD PROTECTION: The Borrower shall indemnify IBJS for any change in, or enactment of any new law or governmental rule, regulation, policy, guideline or directive or the administration thereof which shall have the effect of (a) increasing IBJS's cost of making, renewing or maintaining the Loans, or (b) decreasing IBJS's rate of return.

DEFAULT
RATE:           The default rate for all loans will be the prevailing applicable
-----
                interest rate for each facility (described above) plus an additional two percent (2%).

FEES:           See separate confidential Fee Letter of even date herewith.
-----

EXPENSES:       All reasonable out-of-pocket expenses including legal,
---------
                accounting, environmental and other due diligence costs and expenses (including but not limited to filing and searches and the recording of UCC-1's, perfecting IBJS's security interest in and liens upon the Collateral, and expenses related to structuring, documenting, closing, monitoring, or enforcing the agreements), whether or not the loans are approved or closed, shall be for the account of the Borrower. The provisions of this paragraph shall survive the expiration and termination of this Memorandum of Terms and Conditions.

CONDITIONS
PRECEDENT:      1) Borrower and Guarantors (together the "Credit Parties") will
----------
                   maintain main operating accounts at IBJS. (Payroll accounts and depository accounts may be maintained at another bank if a nearby branch is needed.)

                2) The loan structure must be satisfactory to IBJS and its counsel in their sole discretion. This will include evidence that outstanding debt obligations of the Credit Parties have been fully extinguished, other than those debts which are acceptable to IBJS. All loan documentation will be in form and substance satisfactory to IBJS.

                3) At closing, IBJS shall have received the favorable legal opinions of the Borrower's counsel as to the due execution, authorization and enforceability of the documents and as to such other matters, including due perfection of IBJS's security interests and liens in the Collateral as

                   IBJS may reasonably request, and IBJS shall have received the favorable opinion of IBJS counsel, if necessary, as to such matters as IBJS may reasonably require.

                4) Promissory notes payable to the order of IBJS in the
                   principal amount of the Facilities duly executed by Hain shall have been received by IBJS.

                5) Prior to closing, IBJS shall have completed a satisfactory review of the Borrower's, Westbrae's and any Guarantor's books and records, including but not limited to all material sales contracts, vendor supply contracts and satisfactory trade references. This will include receipt, review and satisfaction with due diligence reports prepared by a CPA firm acceptable to IBJS concerning (i) accounts receivable, inventory of each Credit Party and (ii) the quality of Westbrae's historical financial reporting and its accounting procedures and MIS.

                6) Prior to closing, IBJS shall receive evidence that the Credit
                   Parties are in compliance with all pertinent Federal, State and local regulations.

                7) Documentation shall include provisions regarding waiver of jury trial and consequential damages.

                8) All fees and expenses due at closing shall have been paid in full.

                9) There shall not have been any material adverse change in the financial condition, business, operations or prospects of any of the Credit Parties. No material adverse deviation from the forecasts to be furnished to IBJS shall have occurred, and no representations made or information supplied to IBJS shall have proven to be inaccurate or misleading in any material respect.

               10) Prior to closing, IBJS shall receive Hain's Form 10-K for the fiscal year ended 6/30/97 as filed with the Securities and Exchange Commission, Westbrae's Form 10-Q for the quarter ended 6/30/97 as filed with the Securities and Exchange Commission, the most current available monthly internal financial statements of Hain and Westbrae, the Borrower's Borrowing Base Certificate for the calendar month immediately preceding the closing, a pro forma opening balance sheet as of the Closing Date, pro forma financial statements for Hain and Westbrae prepared as if the acquisition had occurred on July 1, 1997 (including underlying assumptions) and any other financial information requested by IBJS.

                11) Prior to closing, IBJS shall receive the Borrower's annual forecasts for the fiscal years ending 6/30/98 through the scheduled maturity of the Facilities as well as quarterly forecasts for the fiscal years ending 6/30/98 and 6/30/99. Such forecasts shall include the operations of Westbrae, be prepared on a consolidated and consolidating basis and shall include income statements, statements of cash flow, balance sheets and the underlying assumptions used in their preparation. The cash flow projections shall demonstrate the ability to meet all obligations as they mature. All such forecasts shall be prepared on a consolidating and consolidated basis.

                12)  Intentionally omitted.

                13) The Borrower shall make representations and warranties appropriate in the judgment of IBJS.

                14) Prior to closing, IBJS shall receive (a) such consents and waivers of third parties (including any landlords, mortgagees and others) that might have claims against the Collateral, as IBJS and its counsel shall determine are necessary; (b) evidence of such insurance coverage on all Collateral in such amounts, with such insurance carriers, covering such risks and otherwise as may be acceptable to IBJS and its counsel, and (c) the issuance of insurance policies evidencing such coverages that contain Lender's loss payable endorsement naming IBJS, as agent, as its interest may appear, in form and substance satisfactory to IBJS and their counsel.

                15) IBJS shall have the right to sell participations or assign interests in the Facilities in such amounts, to such participants and upon such terms and granting such rights, all as IBJS shall determine before or after the closing date.

                16) Prior to closing, IBJS shall review and approve the corporate structure of the Credit Parties and all intercompany contracts and transactions between the Borrower and any affiliates.

                17) IBJS shall be satisfied in its sole discretion with the terms and conditions of the purchase of Westbrae and any documentation in connection with the acquisition of Westbrae by the Borrower including, but not limited to, all employment contracts, leases and co-packing contracts. The total purchase consideration, including refinancing of Westbrae debt, may not exceed $27,500,000, (not including expenses).

                18) IBJS shall approve all expenses to be paid by Hain which are incurred directly because of the consummation of this transaction. In no event shall total expenses paid in connection with this transaction exceed $1,200,000.

                19) The Borrower shall have minimum liquidity (defined as cash plus availability under Facility B) of no less than $7,500,000 at closing.

                20) Prior to closing, IBJS shall be satisfied with its review of regulatory issues, restrictions and compliance issues which affect Hain including, but not limited to, environmental and pension liabilities.

                21) Hain's existing subordinated debt agreements shall require no more scheduled principal amortization than appears in the following table. The definitive loan documents will restrict Hain's ability to make such principal payments if the Borrower is not in compliance with all terms and conditions of the Facilities or if such payments would cause the Borrower to violate any term or condition.


                      Year       Permitted Payment
                      ----       -----------------

                      2000              $1,943,000
                      2001                      $0
                      2002              $2,307,000
                      2003              $2,125,000
                      2004              $2,125,000


REPRESENTATIONS
AND WARRANTIES:      The Credit Parties will make such representations and
---------------
                     warranties to IBJS as are customarily found in IBJS's documentation for similar financings and such additional representations and warranties as may be appropriate in IBJS's judgment in light of the proposed transaction and the general circumstances of the Credit Parties including, without limitation, representation and warranties relating to the existence, good standing, and authority of the Borrower; due authorization of all loan documentation;
                     receipt of all necessary government approvals and authorization; absence of material litigation; payment of taxes and other material obligations; ownership by the Credit Parties of its properties and assets pledged as collateral to IBJS; absence of liens or similar encumbrances thereon other than the Permitted Liens; no material adverse change in the Credit Parties' operations or financial conditions; validity of all requisite licenses, permits, patents or other franchises of the Credit Parties; solvency of the Credit Parties; compliance with all applicable laws and regulations and such other representations and warranties as may be deemed appropriate by counsel to IBJS.

COVENANTS:      Covenants shall include but not be limited to the following:
----------
                maintenance of corporate existence, payment of indebtedness and taxes when due, financial reporting requirements (on a consolidated and consolidating basis for the Credit Parties), delivery of certificates of non-default, current or quick ratio, incrementing net worth, earnings before interest and taxes over interest ratio, debt to net worth ratio, fixed charge coverage, excess cash flow recapture, limitation on dividends and stock repurchases, limitation on capital expenditures, restriction and quality standards with respect to investments, limitations on other debt, no additional liens or guarantees other than the Permitted Liens, no change in nature of business, limitation on mergers or acquisitions (see below), limitation on purchase of assets outside of the ordinary course of business, no change in fiscal year, restrictions on sale of assets, no affiliate transaction other than in the normal course of business as presently conducted. Financial covenants shall be set generally at 80% of projected financial performance as forecast in the financial projections which previously have been provided to IBJS by Hain's management.

ACQUISITION
RESTRICTIONS:   The Borrower shall be permitted to acquire 100% of the capital
-------------
                stock or substantially all of the assets of another company
                ("Target") subject to the following restrictions:

                1) The Borrower shall be in compliance with all terms and conditions of the credit agreement;

                2) The Borrower shall be in compliance with all terms and conditions of the credit agreement on a pro forma basis assuming the Target had been acquired one year prior to the actual date of the proposed acquisition;

                3) The Target must be in a line of business which is substantially the same as the Borrower's;

                4) The Target's financial statements shall be satisfactory to the bank;

                5) A field examination shall be conducted on the Target prior to closing any acquisition, and the results of such examination shall be satisfactory to the Lenders;

                6) The Borrower shall not incur any liabilities in connection with any acquisition except: (i) notes payable to sellers which are subordinated to the Facilities on terms and conditions satisfactory to the Lenders and (ii) trade credit assumed;

                7) The total consideration for any single Target including cash, stock, notes and assumed debt may not exceed $10,000,000 and the aggregate consideration for all acquisitions may not exceed $20,000,000 in any twelve month period;

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

                8) No more than $2,000,000 of consideration for any single acquisition may be funded by draws under Facility B.

EVENTS OF
DEFAULT:        The loan documents shall contain certain Events of Default
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                appropriate for a transaction of this nature, including but not limited to the following:


                1) Any non-payment when due of interest and/or principal of any advance, loan or drawing under the credit facility, or any fee thereunder;

                2)  Any breach of any representation or warranty when made;

                3) Any violation in any material respect of any affirmative or negative covenant;

                4) Any of the security interests or liens granted by the Collateral Documents ceases to be a valid, binding and enforceable first priority security interest;

                5) Acceleration due to any default related to other material indebtedness by any of the Credit Parties;

                6) Any bankruptcy insolvency, attachment, receivership or similar proceeding shall be instituted by or against any of the Credit Parties;

                7) Any final judgment for the payment of money in excess of $100,000 shall be rendered against the any of the Credit Parties and remain unpaid for more than 30 days;

                8) Any change in employment status of certain key individuals agreed to by the Credit Parties and the Bank.

GOVERNING LAW:  New York.
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Hain Commit Ltr

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